SUB-ITEM 77Q3



DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2003
FILE NUMBER 811-08697
SERIES NO.: 2



74U.  1.  Number of shares outstanding
          Class A Shares         5,271
      2.  Number of shares outstanding of a second class of open-end company shares
          Class B Shares         4,521
          Class C Shares         1,648


74V.  1.  Net asset value per share (to nearest cent)
          Class A Shares        $17.21
      2. Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B Shares        $16.73
          Class C Shares        $16.73